Exhibit 99.1

AKSYS Announces $20 Million Common Stock

Purchase Agreement with Fusion Capital

Contact :	Laurence P. Birch
Senior Vice President and Chief Financial Officer
847-229-2222

Lincolnshire, IL – January 17, 2006 - Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that it has signed a $20 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor. This agreement will help provide the Company with capital to support its operations. The arrangement will allow Aksys to sell its common shares at its discretion over a 25-month period on a “when and if needed” basis.

“We are very excited to have partnered with such a well respected investment fund as Fusion Capital.  The financing agreement with Fusion represents an important source of financing for Aksys to execute its business plan ,” said Bill Dow, President and Chief Executive Officer of Aksys, Ltd. “However, we still need to arrange, and are still pursuing, additional funding for our business.”

Aksys is permitted on each trading day to sell to Fusion Capital up to $40,000 of its shares subject to increases under certain circumstances.  The Company has the right to control the timing of the sale of its shares to Fusion Capital. Funding under the agreement will commence upon completion of the SEC registration process.  A more detailed description of the transaction is set forth in Aksys report on Form 8-K recently filed with the SEC regarding the transaction.

This news release shall not constitute an offer to sell or the solicitation of an offer buy nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Fusion Capital

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

About Aksys, Ltd.

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Aksys was the 2005 recipient of the Frost & Sullivan Medical Device Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain additional capital on acceptable terms and in a sufficient amount to run our business; (ii) risks related to our inability to access the full amount available under the Fusion Capital continuous secondary offering facility; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the company to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; and (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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